EXHIBIT 10.27
CHANGE OF CONTROL AGREEMENT
          This Change of Control Agreement (the “Agreement”) is entered into as of January 23, 2007 between Trico Marine Services, Inc. (the “Company”) and Tomas Salazar (the “Employee”).
          WHEREAS, the Employee is currently employed by Company as its Director of International Sales and Marketing; and
          WHEREAS, the Company is desirous of continuing to employ the Employee in such capacity on the terms and conditions, and for the consideration, hereinafter set forth and the Employee is desirous of continuing to be employed by Company on such terms and conditions and for such consideration;
          NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Employee agree as follows:
1.	Effective Date. Effective as of January 23, 2007 (the “Effective Date”) the Employee’s employment by the Company shall be subject to the terms and conditions of this Agreement.

2.	Position. From and after the Effective Date, the Company shall employ the Employee in the position of Director of International Sales and Marketing of the Company, or in such other positions as the parties mutually may agree.

3.	Duties and Responsibilities. The Employee agrees to serve in the position referred to in Section 2 and to perform diligently and to the best of his abilities the duties and services appertaining to such office, as well as such additional duties and services appropriate to such office which the parties mutually may agree upon from time to time. The Executive’s employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company’s executive employees, as such policies may be amended from time to time.

4.	Change in Control Benefits. If the Employee’s employment is terminated (i) in connection with, based upon, or within 12 months after, a Change in Control, and (ii) there has been a significant reduction in the nature or scope of the Employee’s duties and responsibilities or the assignment to the Employee of duties and responsibilities that are materially inconsistent with the position referred to in Section 2, then the Company shall provide the Employee with the Change in Control Benefits. Any lump sum cash payment due to the Employee pursuant to the preceding sentence shall be paid to the Employee within five business days of the date of the Employee’s termination of employment with the Company.

For purposes of this Agreement, a “Change of Control” shall mean (i) a merger of Company with another entity, a consolidation involving Company, or the sale of all or substantially all of the assets of Company to another entity if, in any such case, (A) the holders of equity securities of Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of Company immediately prior to such transaction or event or (B) the persons who were members of the Board of Directors immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event, (ii) the dissolution or liquidation of Company, (iii) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of, (A) if Company has not engaged in a merger or consolidation, Company, or (B) if Company has engaged in a merger or consolidation, the resulting entity, or (iv) as a result of or in connection with a contested election of directors, the persons who were members of the Board of Directors immediately before such election shall cease to constitute a majority of the Board of Directors. For purposes of the preceding sentence, (1) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (2) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Company” shall refer to the resulting entity and the term “Board of Directors” shall refer to the board of directors (or comparable governing body) of the resulting entity.
For purposes of this Agreement, “Change in Control Benefits” means (i) a lump sum cash payment equal to the sum of: (A) one times the Employee’s annual base salary at the rate in effect on the date of termination of the Employee’s employment (or, if higher, the Employee’s annual base salary in effect immediately prior to the Change in Control), (B) one times the higher of (1) the Employee’s highest annual bonus paid during the three most recent fiscal years or (2) the Employee’s Target Bonus (as provided in Company’s annual cash incentive plan) for the fiscal year in which the Employee’s date of termination occurs, and (C) any bonus that the Employee has earned and accrued as of the date of termination of the Employee’s employment which relates to periods that have ended on or before such date and which have not yet been paid to the Employee by Company; and (ii) all of the outstanding stock options, restricted stock awards and other equity based awards granted by Company to the Employee shall become fully vested and immediately exercisable in full on the date of termination of Executive’s employment.

5.	Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:	Trico Marine Services, Inc. 2401 Fountainview, Suite 920 Houston, Texas 77057 Attention: General Counsel

If to Employee to:	Tomas Salazar
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

6.	Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

7.	No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.	Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

9.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

10.	Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.
11.	Entire Agreement. All understandings and agreements preceding the date of execution of this Agreement (except for written offer letter signed by an officer of the Company to the Employee) and relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 23rd day of January 2007, to be effective as of the Effective Date.

TRICO MARINE SERVICES, INC.
By:
	Name:	Larry Francois
	Title:	SVP of Operations

Tomas Salazar